Exhibit 99.3

Crane Co.	NEWS

Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203.363.7352 www.craneco.com

Crane Co. Appoints New Chief Financial Officer

STAMFORD, CONNECTICUT – July 28, 2008 – Crane Co. (NYSE: CR) today announced the appointment of Timothy J. MacCarrick, vice president – finance and chief financial officer.

Mr. MacCarrick has extensive experience in financial leadership and was most recently corporate vice president and vice president, finance, Xerox North America. He was responsible for providing financial leadership and strategic support for Xerox’s sales channels throughout the U.S. and Canada.

Immediately preceding, Mr. MacCarrick served as chief financial officer for Xerox Europe where he was responsible for the company’s finance, customer administration and internal control activities for 16 European countries.

During his twenty year career at Xerox Mr. MacCarrick served in a number of increasingly responsible finance assignments including assistant treasurer; director, global customer financing; vice president, finance for the worldwide graphic arts industry business; and controller for the services division.

Mr. MacCarrick earned a Bachelor of Science degree in accounting, and a master of business administration with a concentration in finance from Clarkson University.

Eric C. Fast, president and chief executive officer said, “Tim’s twenty years of service at Xerox have given him a broad operating finance background with solid international experience. He will be a strong addition to the team and we are very pleased to have him on board.”

Crane Co. is a diversified manufacturer of highly engineered industrial products. Crane Co. is traded on the New York Stock Exchange (NYSE:CR).

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